ARRANGEMENT AGREEMENT

GOLD STANDARD VENTURES CORP.
JKR GOLD RESOURCES INC.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation Not Affected by Headings, etc	6
1.3	Currency	6
1.4	Number, etc	6
1.5	Date For Any Action	6
1.6	Entire Agreement	6
1.7	Accounting Matters	7
1.8	Construction	7
1.9	Governing Law	7
1.10	Plan of Arrangement	7
ARTICLE 2 THE ARRANGEMENT		7
2.1	Implementation Steps by JKR	7
2.2	Implementation Steps by GSV	8
2.3	Interim Order	9
2.4	Information Circular	9
2.5	Filing of Final Order	10
2.6	Arrangement and Closing	10
2.7	Securities Law Compliance	10
2.8	Preparation of Filings	11
2.9	Officers and Directors of GSV	11
ARTICLE 3 CONCURRENT FINANCING		11
3.1	Concurrent Financing	11
3.2	GSV Unit Subscription Receipts	12
3.3	Gross Proceeds Held in Escrow	12
3.4	Advance to JKR	12
3.5	Penalty Provision	12
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		12
4.1	Representations and Warranties of GSV	12
4.2	Representations and Warranties of JKR	15
4.3	Survival of Representations and Warranties	18
ARTICLE 5 COVENANTS		18
5.1	Mutual Covenants	18
5.2	Covenants of GSV	20
5.3	Covenants of JKR	22
5.4	JKR Board Recommendation	25
5.5	GSV Board Recommendation	25
5.6	Confidentiality	25
ARTICLE 6 CONDITIONS PRECEDENT		26
6.1	Mutual Conditions Precedent	26
6.2	Additional Conditions to Obligations of GSV	27
6.3	Additional Conditions to Obligations of JKR	28
6.4	Closing Matters	29
ARTICLE 7 NO SOLICITATION		29
7.1	Termination and Existing Activities	29
7.2	No Solicitation	30
7.3	Superior Offer	30
7.4	Right to Match	30
ARTICLE 8 AMENDMENT AND TERMINATION		31
8.1	Amendments	31
8.2	Termination	32
8.3	Remedies	32
8.4	Break Fee	32
ARTICLE 9 GENERAL		33
9.1	Notices	33
9.2	Binding Effect	34
9.3	Expenses	34
9.4	No Assignment	34
9.5	Equitable Remedies	34
9.6	Severability	34
9.7	Time of Essence	34
9.8	Further Assurances	34
9.9	Execution in Counterparts	34
9.10	Waiver	35

Exhibit "A" - Plan of Arrangement

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 26th day of May, 2010.

BETWEEN:

GOLD STANDARD VENTURES CORP, a company incorporated under the laws of the Province of British Columbia, having an office at 2209 York Avenue, Vancouver, B.C.  V6K 1C5

(“GSV”)

AND:

JKR GOLD RESOURCES INC., a company incorporated under the laws of the Province of British Columbia, having an office at Suite 610 – 815 West Hastings Street, Vancouver, B.C.  V6C 1B4

(“JKR”)

WHEREAS:

A.           JKR is a mineral exploration company with current projects consisting of gold exploration properties in Nevada, U.SA.

B.           GSV, a reporting issuer whose common shares are listed for trading on the Exchange, is currently seeking out new capital and mineral properties for potential acquisition.

C.           JKR and GSV have agreed to complete the Plan of Arrangement (as hereinafter defined) pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia) whereby, in accordance with the terms of this Agreement and the Plan of Arrangement, GSV will acquire all of the outstanding securities of JKR in exchange for securities of GSV.

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the following meanings:

“2010 Stock Option Plan” means the new stock option plan for GSV to be placed before the GSV Shareholders for approval at the GSV Meeting in the form approved by JKR.

“Acquisition” means the acquisition by GSV of all of the issued and outstanding securities of JKR pursuant to this Agreement.

“Acquisition Resolution” means the ordinary resolution of the GSV Shareholders to approve the Acquisition as set forth in the Joint Information Circular to be considered and voted upon by the GSV Shareholders at the GSV Meeting.

 “Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this arrangement agreement (including the schedules and exhibits hereto) as supplemented, modified or amended, and not to any particular article, section, exhibit, schedule or other portion hereof.

 “Alternative Transaction” means, when used in connection with a Corporation, a bona fide proposal or offer by a third party, whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of the Corporation, or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of the Corporation, whether by arrangement, amalgamation, merger, consolidation or other business combination, by means of sale of shares in the capital of the Corporation, tender offer or exchange offer or similar transaction involving the Corporation, including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of the Corporation or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting securities of the Corporation (other than the transactions contemplated by this Agreement);

“Applicable Laws” means applicable corporate and securities laws, regulations and rules, all policies and instruments thereunder and the rules of the Exchange, as now in effect and as they may be promulgated or amended from time to time.

“Arrangement” means the arrangement involving JKR, the JKR Securityholders and GSV to be completed pursuant to the provisions of Part 9, Division 5 of the BCBCA and on the terms and conditions set out in the Plan of Arrangement and any amendments thereto or variations thereof made in accordance with its terms and the Arrangement Resolution.

“Arrangement Resolution” means the special resolution of the JKR Securityholders to approve the Arrangement as set forth in the Joint Information Circular to be considered and voted upon by the JKR Securityholders, as a single class, at the JKR Meeting.

“BCBCA” means the Business Corporations Act (British Columbia), as amended, including the regulations promulgated thereunder.

“Break Fee” shall have the meaning set forth in Section 8.4.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the City of Vancouver, British Columbia.

“Closing” means the completion of the Arrangement.

“Concurrent Financing” means the part and parcel, non-brokered private placement, of a minimum of 4,615,384 GSV Unit Subscription Receipts (the “Minimum Financing”) and a maximum of 10,000,000 GSV Unit Subscription Receipts (the “Maximum Financing”) at a price of $0.65 per subscription receipt to be completed by GSV on or before Closing.

“Corporation” means either GSV or JKR, as the context requires and “Corporations” means GSV and JKR, collectively.

“Court” means the Supreme Court of the Province of British Columbia.

“Depository” has the meaning ascribed thereto in the Plan of Arrangement.

“Dissent Right” means the right of dissent granted to registered JKR Shareholders pursuant to the Interim Order and Article 4 of the Plan of Arrangement.

“Dissenting Shareholders” has the meaning ascribed thereto in the Plan of Arrangement.

“Effective Date” has the meaning ascribed thereto on the Plan of Arrangement.

“Effective Time” means 12:00 noon (Vancouver time) on the Effective Date.

“Exchange” means the TSX Venture Exchange.

“Evans Fairness Opinion” means the opinion dated April 14, 2010 of Evans & Evans, Inc. regarding the fairness of the Arrangement, from a financial point of view, to the GSV Shareholders.

“Final Order” means the final order of the Court approving the Arrangement to be applied for following the Meetings pursuant to the provisions of Part 9, Division 5 of the BCBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“Governmental Charges” means and includes all taxes, customs, duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interests and fines with respect thereto, payable to any federal, provincial, municipal, local or other government and governmental agency, authority, board, bureau or commission, domestic or foreign.

“Governmental Entity” means any:

(a)	multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank or Tribunal;

(b)	any subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“GSV” means Gold Standard Ventures Corp., a company incorporated under the BCBCA.

“GSV Agent Warrants” means the non-transferable share purchase warrants of GSV to be exchanged for JKR Agent Warrants pursuant to the Plan of Arrangement.

“GSV Meeting” means the annual and special meeting of GSV Shareholders to be held to consider and if thought fit, approve, inter alia, the Acquisition and other matters, if any, related thereto.

“GSV Penalty Provision” has the meaning ascribed thereto in the Plan of Arrangement.

“GSV Shareholder” means a holder of GSV Shares.

“GSV Shares” means common shares without par value in the capital of GSV.

“GSV Special Warrants” means the special warrants of GSV to be exchanged for JKR Special Warrants pursuant to the Plan of Arrangement; each GSV Special Warrant entitling the holder thereof to acquire, upon completion of the Arrangement and without payment of any additional consideration, subject to the GSV Penalty Provision, one GSV Share and one GSV SW Warrant.

“GSV SW Warrants” means the share purchase warrants of GSV to be issued to the holders of GSV Special Warrants upon completion of the Arrangement, each GSV SW Warrant entitling the holder thereof to purchase one GSV Share at a price of $1.00 for a period of two years from the Effective Date.

 “GSV Underlying Securities” means the GSV Shares issuable upon exercise of the GSV Agent Warrants, the GSV Shares and GSV SW Warrants issuable upon deemed exercise of the GSV Special Warrants and the GSV Shares issuable upon exercise of the GSV SW Warrants.

“GSV Unit Subscription Receipts” means the unit subscription receipts in the capital of GSV to be issued pursuant to the Concurrent Financing.

“Interim Order” means the interim order of the Court to be applied for under Part 9, Division 5 of the BCBCA containing declarations and directions with respect to the Arrangement and the calling, holding and conduct of the JKR Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“JKR” mean JKR Gold Resources Inc., a company incorporated under the BCBCA.

“JKR Agent Warrants” means the outstanding non-transferable agent warrants to purchase JKR Shares; each JKR Agent Warrant entitling the holder thereof to purchase one JKR Share at a price of $0.65 on or before March 17, 2012.

 “JKR Agent Warrantholder” means a holder of JKR Agent Warrants.

“JKR Meeting” means the annual and special meeting of the JKR Securityholders to be held to consider and if thought fit, approve, inter alia, the Arrangement.

“JKR Penalty Provision” has the meaning ascribed thereto in the Plan of Arrangement.

 “JKR Securities” means, collectively, the JKR Agent Warrants, the JKR Shares and the JKR Special Warrants.

“JKR Securityholders” means, collectively, the JKR Agent Warrantholders, the JKR Shareholders and the JKR Special Warrantholders.

“JKR Shareholder” means a holder of JKR Shares.

 “JKR Shares” means the common shares without par value in the capital of JKR.

“JKR Special Warrantholder” means a holder of JKR Special Warrants.

“JKR Special Warrants” means the outstanding special warrants of JKR, each JKR Special Warrant entitling the holder thereof to acquire, upon the deemed exercise thereof and without payment of any additional consideration, subject to the JKR Penalty Provision, one JKR Share and one JKR SW Warrant.

“JKR SW Warrants” means the share purchase warrants of JKR issuable to the holders of JKR Special Warrants upon the deemed exercise thereof; each JKR SW Warrant entitling the holder thereof to purchase one JKR Share at a price of $1.00 for a period of two years from the date of issuance thereof.

“JKR Transmittal Letter” has the meaning ascribed thereto in the Plan of Arrangement.

“Joint Information Circular” means the joint information circular containing information relating to JKR and GSV to be sent to the JKR Securityholders in connection with the JKR Meeting and to the GSV Shareholders in connection with the GSV Meeting.

“Letter Agreement” means the letter agreement dated February 11, 2010 between JKR and GSV.

 “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with a Corporation, any change or effect (or any condition, event or development involving a prospective change or effect) in or on the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights or liabilities, whether contractual or otherwise, of the Corporation, taken as a whole, and which change or effect or may reasonably be expected to have a significant adverse effect on the net asset value of the Corporation other than a change or effect (i) which arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by the Corporation to the other Party prior to the date hereof, (ii) resulting from conditions affecting the mineral resource industry as a whole (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions (including without limitation, the price of gold) in Canada or elsewhere, (iv) resulting from any drilling activities or other operations which have been approved in accordance with this Agreement, including the future prospects of a Party arising from the result thereof, or (v) any change in the market price of the securities of the Corporation.

“Meetings” means, collectively, the GSV Meeting and the JKR Meeting.

 “misrepresentation” has the meaning ascribed thereto in the Securities Act (British Columbia).

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, company, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

 “Plan of Arrangement” means the arrangement proposed to be effected under the BCBCA upon the terms and conditions set out in Exhibit “A” to this Agreement and as contemplated in this Agreement, and any amendment or variation thereto.

“Public Disclosure Record” means the information filed by a Party with the required securities commissions on SEDAR, the System for Electronic Document Analysis Retrieval at www.sedar.com of the Canadian securities administrators, with the Exchange and with the Registrar, as required in accordance with Applicable Laws or the BCBCA.

“Registrar” means the Registrar of Companies for British Columbia.

“Representatives” has the meaning set forth in Section 7.1.

“Securities Authorities” means the securities commission or applicable securities regulatory authority in each jurisdiction in which GSV is a reporting issuer and the Exchange.

“Semeniuk Fairness Opinion” means the opinion dated May 3, 2010 of Stephen W. Semeniuk, CFA, regarding the fairness of the Arrangement, from a financial point of view, to the JKR Shareholders.

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to such a subsidiary.

“Superior Offer” means, when used in connection with a Corporation, any unsolicited bona fide written Alternative Transaction which the Corporation’s board of directors determines, acting reasonably and in good faith and after consultation with its financial advisors, constitutes a commercially feasible transaction which would be carried out within a time frame that is reasonable in the circumstances, for which adequate financial arrangements have been or would reasonably be expected to be made and which would, if consummated, be superior to the Arrangement from a financial point of view to the holders of the securities of the Corporation.

“Terminating Party” has the meaning set forth in Section 8.4;

“Tribunal” means:

(a)	any court (including a court of equity);

(b)	any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality;

(c)	any securities commission, stock exchange or other regulatory or self-regulatory body;

(d)	any board of trade, chamber of commerce or other business or professional organization or association;

(e)	any arbitrator or arbitration tribunal; and

(f)	any other tribunal.

“Transfer Agent” means Computershare Trust Company of Canada at its principal office in Vancouver, B.C.

“Voting Agreements” means voting agreements entered into by certain directors, officers and shareholders of each of JKR and GSV in connection with the Arrangement confirming that such Persons will vote in favour of the Arrangement and the Acquisition, respectively.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

In this Agreement, other words and phrases that are capitalized have the meaning assigned in this Agreement.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Agreement to a “section” followed by a number and/or a letter refer to the specified section of this Agreement, and all references in this Agreement to a Schedule or Exhibit followed by a letter refer to the specified Schedule or Exhibit to this Agreement. Unless otherwise indicated, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Agreement (including the Schedules and Exhibits hereto), as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3	Currency

Unless otherwise indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Entire Agreement

This Agreement and the agreements and other documents referred to herein constitute the entire agreement between the Parties with respect to the Arrangement and other transactions contemplated hereby and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto (including the Letter Agreement dated February 11, 2010 between GSV and JKR).

1.7	Accounting Matters

Unless otherwise indicated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice.

1.8	Construction

In this Agreement, unless otherwise indicated:

(a)
the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)
a reference to a statute means that statute, as amended and in effect as of the date of this Agreement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof;

(c)
a reference to an “approval”, “authorization”, “consent”, “designation”, “notice” or “agreement” means an approval, authorization, consent, designation, notice or agreement, as the case may be, in writing, signed by an authorized representative of the Party or Parties thereto;

(d)
the phrase “ordinary course of business”, or any variation thereof, of any Person refers to the business of such Person, carried on in the regular and ordinary course including commercially reasonable and businesslike actions that are in the regular and ordinary course of business for a company operating in the industry in which such business is conducted;

(e)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning;

(f)	time is of the essence; and

(g)	references to a “Party” or “Parties” are references to a party or parties to this Agreement.

1.9	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the Parties hereto irrevocably attorns to the jurisdiction of the courts of British Columbia and agrees that any dispute between them may be litigated in and adjudicated upon by an appropriate court located in British Columbia.

1.10	Plan of Arrangement

The Plan of Arrangement is annexed to this Agreement as Exhibit “A” and is hereby incorporated by reference into this Agreement and forms an integral part hereof.

Article 2
THE ARRANGEMENT

2.1	Implementation Steps by JKR

JKR covenants in favour of GSV that JKR shall:

(a)
as soon as reasonably practicable, apply in a manner acceptable to GSV acting reasonably, under Section 291 of the BCBCA for the Interim Order providing for, among other things, the calling and holding of the JKR Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement and the granting of the Dissent Rights, and which application will clearly state GSV’s intention to rely on section 3(a)(10) of the U.S. Securities Act or similar provisions in any other applicable securities laws to implement the Arrangement in respect of JKR Securityholders who are resident in the United States, and thereafter proceed with and diligently seek the Interim Order;

(b)
subject to receipt of the Interim Order, solicit proxies to be voted at the JKR Meeting in favour of the Arrangement and file with the applicable securities commissions and distribute to the JKR Securityholders the Joint Information Circular and related proxy solicitation materials (and any amendments or supplements thereto) in compliance with the BCBCA, Applicable Laws and the Interim Order, in all jurisdictions where the same are required to be filed and distributed;

(c)
subject to receipt of the Interim Order and the mailing of the Joint Information Circular, lawfully convene and hold the JKR Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting and as agreed to by GSV acting reasonably) as soon as reasonably practicable, and in any event, on or before June 30, 2010, subject to adjournments or postponements which may be required pursuant to Section 7.4 hereof;

(d)
subject to obtaining such approval of the JKR Securityholders at the JKR Meeting, as contemplated in the Interim Order, and as may be directed by the Court in the Interim Order, and the approval of the Acquisition Resolution by the GSV Shareholders at the GSV Meeting, take the steps necessary to proceed with and diligently pursue the application to the Court for the Final Order approving the Arrangement;

(e)
subject to obtaining the Final Order, and provided all conditions of the Parties to this Agreement as set forth in Article 6 herein have been satisfied or waived, as soon as reasonably practicable, take all steps and actions, including without limitation making all necessary filings with Governmental Entities including the Registrar to give effect to the Plan of Arrangement;

(f)	instruct counsel acting on its behalf to bring the applications referred to in Sections 2.1(a) and (d) in co-operation with counsel to GSV; and

(g)
permit GSV and its counsel to review and comment reasonably upon drafts of all material to be filed by JKR in connection with the Arrangement, including Court documents, the Joint Information Circular and any supplement or amendment contemplated by Section 2.8(c), and provide counsel to GSV on a timely basis with copies of any notice of appearance and evidence served on JKR or its counsel in respect of the application for the Interim Order and the Final Order or any appeal therefrom and of any notice (written or oral) received by JKR indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

2.2	Implementation Steps by GSV

GSV covenants in favour of JKR that GSV shall:

(a)	cooperate with, assist and consent to JKR seeking the Interim Order and the Final Order;

(b)
subject to receipt of the Interim Order, solicit proxies to be voted at the GSV Meeting in favour of the Acquisition and file with the applicable securities commissions and distribute to the GSV Shareholders the Joint Information Circular and related proxy solicitation materials (and any amendments or supplements thereto) in compliance with the BCBCA, Applicable Laws and the Interim Order, in all jurisdictions where the same are required to be filed and distributed;

(c)
subject to receipt of the Interim Order and the mailing of the Joint Information Circular, lawfully convene and hold the GSV Meeting for the purpose of considering the Acquisition Resolution (and for any other proper purpose as may be set out in the notice for such meeting and as agreed to by JKR acting reasonably) as soon as reasonably practicable, and in any event, on or before June 30, 2010, subject to adjournments or postponements which may be required pursuant to Section 7.4 hereof;

(d)
prior to the Effective Time, use its commercially reasonable efforts to obtain any orders required from the applicable securities regulatory authorities to permit the issuance and first resale of the GSV Shares issuable pursuant to the Arrangement, without qualification with, or approval of, or the filing of any prospectus, registration statement or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any securities regulatory authority under any Applicable Laws or pursuant to the rules and regulations of any Governmental Entity administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" for purposes of Canadian federal, provincial or territorial securities Laws); and

(e)
use its commercially reasonable efforts to cause the GSV Shares issuable pursuant to the Arrangement to be conditionally approved for listing on the Exchange, subject to official notice of issuance, prior to the Effective Time, and for such GSV Shares to not be subject to any statutory or other hold period except for such escrow or resale restrictions as may be imposed by the Exchange upon “principals” of GSV or JKR or pursuant to the Exchange’s “seed share resale matrix”.

2.3	Interim Order

The application referred to in Section 2.1(a) shall request, among other things, that the Interim Order provide:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the JKR Meeting, and for the manner in which such notice is to be provided;

(b)
the requisite securityholders approval for the Arrangement shall be 66 2/3% of the votes cast by the JKR Shareholders, the JKR Agent Warrantholders and the JKR Special Warrantholders, voting as a single class, present in person or by proxy at the JKR Meeting, such that each JKR Shareholder, JKR Agent Warrantholder and JKR Special Warrantholder shall have one vote for each JKR Share, JKR Agent Warrant or JKR Special Warrant held;

(c)	for the granting of the Dissent Rights;

(d)
that, in all other respects, the terms, restrictions and conditions of the constating documents of JKR, including quorum requirements and all other matters, shall apply in respect of the JKR Meeting; and

(e)	for the notice requirement with respect to the presentation of the application to the Court for the Final Order.

2.4	Information Circular

As soon as reasonably practicable after the delivery and execution of this Agreement, JKR, with the cooperation  and assistance of GSV, shall prepare the Joint Information Circular together with any other documents required under the BCBCA, the Securities Act (British Columbia) or Applicable Laws with respect to the Arrangement, and each of JKR and GSV shall cause the Joint Information Circular and any other documentation required in connection with the JKR Meeting and GSV Meeting to be delivered to each JKR Securityholder and GSV Shareholder, respectively, and filed as required under the Interim Order and the Applicable Laws.

2.5	Filing of Final Order

As soon as possible after receipt of the Final Order, the Parties, if required, will file with the Registrar a copy of the Final Order and such other records and documentation as the Registrar may require pursuant to the BCBCA in respect of the Arrangement.

2.6	Arrangement and Closing

The Parties to this Agreement will implement the Plan of Arrangement in accordance with the provisions of this Agreement and Exhibit “A” and the Arrangement shall become effective at the Effective Time on the Effective Date.

From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by Applicable Laws, including the BCBCA.

2.7	Securities Law Compliance

GSV shall take all commercially reasonable steps as may be required to cause the GSV Shares to be issued under the Plan of Arrangement pursuant to an exemption from the prospectus and registration requirements of Applicable Laws. The Parties agree that the Arrangement will be carried out with the intention that all GSV Shares, GSV Agent Warrants, GSV Special Warrants and GSV Underlying Securities issued on completion of the Arrangement to the JKR Securityholders in the United States will be issued by GSV in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the "Section 3(a)(10) Exemption") and pursuant to exemptions from applicable state securities laws.  In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the Court hearing at which the Final Order will be sought;

(c)	the Court will have determined, prior to approving the Arrangement, that the terms and conditions the Arrangement and the exchange of securities thereunder are fair to the JKR Securityholders;

(d)
the JKR Securityholders will be advised that the securities issued in the Arrangement have not been registered under the U.S. Securities Act and will be issued by GSV in reliance on the Section 3(a)(10) Exemption and exemptions under applicable state securities laws and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the U.S. Securities Act with respect to JKR Securityholders who have been, are or become affiliates of JKR or GSV;

(e)
the Interim Order approving the JKR Meeting to approve the Arrangement will specify that each JKR Securityholder will have the right to appear before the Court at the hearing of the Court to consider the Arrangement so long as such JKR Securityholder enters an appearance within a reasonable time; and

(f)	the Final Order shall include a statement to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of Gold Standard Ventures Corp. pursuant to the Plan of Arrangement.”

2.8	Preparation of Filings

(a)	GSV and JKR shall cooperate in:

(i)
the preparation of the applications for the Interim Order and Final Order and the preparation of any other documents reasonably considered by either Party to be necessary to discharge their respective obligations under the BCBCA and Applicable Laws in connection with the Arrangement;

(ii)	the preparation of the application for the approval of the Exchange for the listing and posting for trading of the GSV Shares to be issued to the JKR Securityholders; and

(iii)	the taking of all such action as may be required under BCBCA and Applicable Laws in connection with the Arrangement.

(b)
Each of GSV and JKR will, on a timely basis, furnish to the other all such information concerning it, its subsidiaries, if any, and its shareholders as may be required (and, in the case of its shareholders, available to it) to effect the actions described in Section 2.4 and the foregoing provisions of this Section 2.8, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and other transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or which is necessary in order to make any information so furnished not misleading in the light of the circumstances in which it is furnished or to be used.

(c)
GSV and JKR will each promptly notify the other if at any time before the Effective Time it becomes aware that the Joint Information Circular or an application for an order described in Section 2.1 (a) or (d) or any application filed with a Governmental Entity, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, or that otherwise requires an amendment or supplement to the Joint Information Circular or such application.  In any such event, the Parties will cooperate in the preparation of a supplement or amendment to the Joint Information Circular or such other application, as required and as the case may be, and, if required, will cause the same to be distributed to the GSV Shareholders and JKR Securityholders and/or filed with the applicable Governmental Entities.

2.9	Officers and Directors of GSV

The Parties agree that the directors of GSV following the Arrangement and Acquisition shall be Jonathan T. Awde, David C. Mathewson, Ewan S. Downie, Richard S. Silas and one additional nominee to be appointed by JKR. Jonathan T. Awde shall be appointed President and Chief Executive Officer, David C. Mathewson shall be appointed Vice-President, Exploration, Michael Waldkirch shall be appointed Chief Financial Officer and Richard S. Silas shall be appointed Corporate Secretary.

Article 3
CONCURRENT FINANCING

3.1	Concurrent Financing

GSV agrees to use its reasonable commercial efforts to complete the Concurrent Financing on or before the Effective Date.

3.2	GSV Unit Subscription Receipts

The Concurrent Financing shall consist of a minimum of 4,615,384 GSV Unit Subscription Receipts and a maximum of 10,000,000 GSV Unit Subscription Receipts at a price of $0.65 per receipt for gross proceeds of a minimum of $3,000,000 and a maximum of $6,500,000.  Each GSV Unit Subscription Receipt will entitle the holder thereof to automatically receive, without payment of any additional consideration, and subject to section 3.5, one unit of GSV (a “GSV SR Unit”) upon completion of the Arrangement. Each GSV SR Unit will consist of one GSV Share and one GSV share purchase warrant to purchase an additional GSV Share at a price of $1.00 for a period of two years from the Effective Date.

3.3	Gross Proceeds Held in Escrow

The gross proceeds of the Concurrent Financing (the “Gross Proceeds”) will be held in escrow by Computershare Trust Company of Canada (“Computershare”), in its capacity as subscription receipt agent, pursuant to the terms and conditions of the subscription receipt agreement dated April 1, 2010 between GSV and Computershare (the “Subscription Receipt Agreement”) pending completion of the Arrangement (the “Release Condition”), provided that, subject to the consent of the Exchange, 25% of the Gross Proceeds (the “Partial Proceeds”) will be released from escrow to GVS upon the Exchange granting its conditional acceptance to the Arrangement. Concurrent with the release of the Partial Proceeds from escrow, 25% of the GSV Unit Subscription Receipts will be automatically exchanged, without payment of any additional consideration, into GSV SR Units with the purchasers of GSV Unit Subscription Receipts on a pro rata basis.

3.4	Advance to JKR

Upon receipt of the Partial Proceeds from escrow, GSV will advance the Partial Proceeds in full to JKR as a loan pending completion of the Arrangement to be used by JKR to fund the continued exploration of JKR’s mineral properties, to fund the costs of the Arrangement and for general working capital purposes.  In the event the Arrangement is not completed, the Partial Proceeds will constitute a debt from JKR to GSV.

3.5	Penalty Provision

In the event the Arrangement is not completed within 120 days from the date of issuance of the GSV Unit Subscription Receipts (the “Release Period”), the holders of GSV Unit Subscription Receipts will thereafter be entitled to receive an additional 0.05 of a GSV SR Unit for each GSV Unit Subscription Receipt held (excluding any GSV Unit Subscription Receipts previously exchanged for GSV SR Units upon release of the Partial Proceeds) upon completion of the Arrangement. For each additional 30 day period (or any portion thereof) commencing on the date that is three months following the expiry of the Release Period in which GSV fails to satisfy the Release Condition, holders of GSV Unit Subscription Receipts will thereafter be entitled to receive a further 0.05 of a GSV SR Unit for each GSV Unit Subscription Receipt held (excluding any GSV Unit Subscription Receipts previously exchanged for GSV SR Units upon release of the Partial Proceeds) upon completion of the Arrangement. If the Arrangement is not completed within one year following the closing of the Concurrent Financing, the Gross Proceeds of the Concurrent Financing, less any Partial Proceeds previously released from escrow, together with any accrued interest or other income earned thereon will be returned, on a pro rata basis, to the purchasers of GSV Unit Subscription Receipts and the GSV Unit Subscription Receipts will be cancelled.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of GSV

GSV represents and warrants to and in favour of JKR as follows, and acknowledges that JKR is relying upon such representations and warranties:

(a)
GSV is a company duly incorporated and validly existing under the laws of the Province of British Columbia and has the corporate power and capacity to own or lease its property and assets and to carry on its business as now conducted by it;

(b)
GSV is duly registered to carry on business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on GSV;

(c)	GSV does not have any Subsidiaries and does not hold any shares or other interest in any corporations, partnerships or trusts;

(d)
GSV has the requisite corporate authority and power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by GSV’s board of directors, and no other corporate proceedings on the part of GSV are necessary to authorize this Agreement (except for obtaining the approval of the GSV Shareholders in respect of the Acquisition) and the transactions contemplated thereby. This Agreement has been duly executed and delivered by GSV and constitutes a legal, valid and binding obligation of GSV, enforceable against GSV in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity;

(e)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the notice of articles or articles of GSV;

(ii)
do not, and will not as of the Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which GSV is a party or by which it is bound and which is material to GSV or to which any material property of GSV is subject, or result in the creation of any encumbrance upon any of the assets of GSV under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)
do not, and will not as of the Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to GSV, the breach of which would have a Material Adverse Effect on GSV;

(f)	GSV’s board of directors has unanimously determined that it will recommend the approval of the Acquisition by the GSV Shareholders, subject to Section 7.3;

(g)
the Joint Information Circular, when filed with the applicable Securities Authorities and mailed to the GSV Shareholders shall contain all information which is required to be included therein in accordance with Applicable Laws and any other applicable laws and such information respecting GSV, as of the date the information is given, shall be true and complete in all material respects and shall not contain any misrepresentations as defined in the Applicable Laws at the date of the Joint Information Circular or at the Effective Date;

(h)
the authorized capital of GSV consists of an unlimited number of GSV Shares without par value of which 3,136,069 GSV Shares (and no more) are issued and outstanding as at the date of this Agreement, and all of such issued and outstanding GSV Shares are validly issued and fully paid and non-assessable;

(i)	the books of account and other records of GSV, whether of a financial or accounting nature, have been maintained in accordance with prudent business practices;

(j)
except as disclosed in the Public Disclosure Record, GSV is not aware of any defects, failures or impediments in the title of GSV to its assets, which in the aggregate could have a Material Adverse Effect on GSV;

(k)
except (i) as disclosed or reflected in the audited financial statements of GSV for the year ended June 30, 2009, the unaudited interim financial statements of GSV for the six month period ended December 31, 2009 and the Joint Information Circular and (ii) for liabilities and obligations (A) incurred in the ordinary course of business and consistent with past practice, or (B) pursuant to the terms of this Agreement, GSV has no material indebtedness and has not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by generally accepted accounting principles applicable in Canada to be reflected on a balance sheet of GSV as of the date hereof;

(l)
the audited financial statements of GSV as at and for the year ended June 30, 2009, and  the unaudited interim financial statements of GSV for the six month period ended December 31, 2009, were prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with that of prior periods (except as otherwise indicated in such financial statements and the notes thereto or in the related report of GSV’s auditors), and fairly present the financial position, results of operations and changes in financial position of GSV as of the date thereof and for the periods indicated therein;

(m)
save and except as disclosed in the Joint Information Circular, GSV is not a party to any employment agreement or to any written or oral policy, agreement, obligation or understanding or any amendment thereto which contains any specific agreement as to obligations arising on a change of control or as to notice of termination or severance pay in lieu thereof which cannot be terminated without cause on giving reasonable notice as may be implied by law and has not entered into any agreements, whether in writing or verbal, providing for payments to be made to any employees, consultants, officers or directors of GSV in respect of loss of office or loss of employment in connection with the transactions contemplated by this Agreement;

(n)
there are no actions, suits, proceedings, claims or investigations commenced or in existence or, to the knowledge of GSV, contemplated or threatened against or affecting GSV in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of GSV, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations which in any case would prevent or hinder the completion of the transactions contemplated by this Agreement or which can reasonably be expected to have a Material Adverse Effect on the business, operations, properties, assets or affairs, financial or otherwise, of GSV;

(o)
GSV is under no obligation, contractual or otherwise, to issue any securities, other than the obligation to issue up to 31,250 GSV Shares pursuant to the exercise of outstanding stock options of GSV and up to 1,334,375 GSV Shares pursuant to the exercise of outstanding share purchase warrants of GSV;

(p)
GSV has complied, and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, have a Material Adverse Effect on GSV nor materially adversely effect the ability of GSV to consummate the transactions contemplated hereby;

(q)	all offers and sales of securities in the capital of GSV have been made in compliance with Applicable Laws;

(r)	there is no Person acting or purporting to act for GSV entitled to any brokerage or finder’s fee in connection with any of the transactions contemplated hereunder;

(s)
to the knowledge of GSV, GSV has all agreements, permits, licenses, approvals, certificates and other rights and authorizations material to the conduct of GSV’s business, except those which would not, in the aggregate, have a Material Adverse Effect on GSV and to the knowledge of GSV, all agreements, permits, licenses, approvals, certificates and other rights and authorizations possessed by GSV are valid and subsisting and GSV is not in default under any such agreements, permits, licenses, approvals, certificates and other rights and authorizations except where such invalidity or default would not, in aggregate, have a Material Adverse Effect on GSV;

(t)
to the knowledge of GSV, the data and information in respect of GSV, and its assets, liabilities, business, operations and capital provided by GSV to JKR including, but not limited to, all information contained in its Public Disclosure Record was and is accurate and correct in all material respects as at the respective dates thereof and did not and does not (i) contain any untrue statement of a material fact (as defined under Applicable Laws), (ii) omit any data or information necessary to make any data or information provided not misleading in any material respect, or (iii) omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, as at the respective dates thereof;

(u)	the minute books of GSV are true and correct and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof;

(v)
GSV is a reporting issuer or equivalent in each of the provinces of British Columbia, Alberta and Ontario and is not in default of any Applicable Laws and no securities commission or similar regulatory authority has issued any order preventing, restricting or suspending the trading of the securities of GSV;

(w)
the GSV Shares are listed on the Exchange and GSV is not in material default of any of the rules, policies or bylaws of the Exchange and no order is currently outstanding, pending or, to GSV’s knowledge, threatened which prevents, restricts or suspends trading of any securities of GSV, save and except for the current trading halt imposed by the Exchange in connection with the Acquisition;

(x)	Computershare, at its principal office in the City of Vancouver, has been duly appointed transfer agent and registrar for the GSV Shares;

(y)
GSV has paid all Governmental Charges which are due and payable by it or which have accrued with respect to the GSV’s business or assets on or before the Effective Date. There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the knowledge of GSV, threatened against GSV in respect of Governmental Charges that may have a Material Adverse Effect on GSV’s business or assets; and

(z)	GSV has not amended its notice of articles or articles.

4.2	Representations and Warranties of JKR

JKR represents and warrants to and in favour of GSV, as follows, and acknowledges that GSV is relying upon such representations and warranties:

(a)
JKR is a company duly incorporated and validly existing under the laws of the Province of British Columbia and has the corporate power and capacity to own or lease its property and assets and to carry on its business as now conducted by it;

(b)
JKR is duly registered to carry on business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on JKR;

(c)	JKR owns, directly or indirectly, all of the issued and outstanding shares in the following Subsidiaries:

Name of Subsidiary	Jurisdiction of Incorporation	Date of Formation
JKR Gold Resources (USA) Inc.	Nevada, U.S.A.	October 5, 2009
JMD Exploration Corp.	British Columbia	July 27, 2009
JMD Exploration Corp.	Nevada, U.S.A.	July 29, 2009

and, save and except as aforesaid, JKR does not hold any shares or other interest in anycorporations, partnerships or trusts;

(d)
JKR has the requisite corporate authority and power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by JKR’s board of directors, and no other corporate proceedings on the part of JKR is necessary to authorize this Agreement (except for obtaining the approval of the JKR Securityholders in respect of the Arrangement) and the transactions contemplated thereby. This Agreement has been duly executed and delivered by JKR and constitutes a legal, valid and binding obligation of JKR, enforceable against JKR in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity;

(e)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the Notice of Articles or articles of JKR;

(ii)
do not, and will not as of the Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which JKR is a party or by which it is bound and which is material to JKR or to which any material property of JKR is subject, or result in the creation of any encumbrance upon any of the assets of JKR under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)
do not, and will not as of the Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to JKR, the breach of which would have a Material Adverse Effect on JKR;

(f)	JKR’s board of directors has unanimously determined that it will recommend the approval of the Arrangement by the JKR Securityholders subject to Section 7.3;

(g)
the Joint Information Circular, when filed with the applicable Securities Authorities and mailed to the JKR Securityholders shall contain all information which is required to be included therein in accordance with Applicable Laws and any other applicable laws and such information respecting JKR, as of the date the information is given, shall be true and complete in all material respects and shall not contain any misrepresentations as defined in the Applicable Laws at the date of the Joint Information Circular or at the Effective Date;

(h)	JKR is not aware of any defects, failures or impairments in the title of JKR to its assets, which in the aggregate could have a Material Adverse Effect on JKR;

(i)
the authorized capital of JKR consists of an unlimited number of common shares. As at the date hereof, 24,784,571 common shares (and no more) are issued and outstanding as fully paid and non-assessable shares;

(j)
there are no actions, suits, proceedings, claims or investigations commenced or, to the knowledge of JKR, contemplated or threatened against or affecting JKR in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of JKR, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations;

(k)
save and except with respect to a total of 98,700 JKR Agent Warrants and 1,410,000 JKR Special Warrants,  JKR is under no obligation, contractual or otherwise, to issue any shares or other securities in its capital, except as required pursuant to this Agreement,

(l)	the minute books of JKR are true and correct and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof;

(m)	the books of account and other records of JKR, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(n)
except (i) as disclosed or reflected in the audited consolidated financial statements of JKR for the period from March 30, 2009 (date of incorporation) to December 31, 2009 and the Joint Information Circular and (ii) for liabilities and obligations (A) incurred in the ordinary course of business and consistent with past practice, or (B) pursuant to the terms of this Agreement, JKR has not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by generally accepted accounting principles applicable in Canada to be reflected on a balance sheet of JKR as of the date hereof;

(o)
the audited consolidated financial statements of JKR as at and for the period ended December 31, 2009 were prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with that of prior periods (except as otherwise indicated in such financial statements and the notes thereto or in the related report of JKR’s auditors), and fairly present the financial position, results of operations and changes in financial position of JKR as of the date thereof and for the periods indicated therein;

(p)
JKR has complied, and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, have a Material Adverse Effect on JKR nor materially adversely effect the ability of JKR to consummate the transactions contemplated hereby;

(q)	all offers and sales of securities in the capital of JKR have been made in compliance with Applicable Laws;

(r)
to the knowledge of JKR, JKR has all agreements, permits, licenses, approvals, certificates and other rights and authorizations material to the conduct of JKR’s business, except those which would not, in the aggregate, have a Material Adverse Effect on JKR and to the knowledge of JKR, all agreements, permits, licenses, approvals, certificates and other rights and authorizations possessed by JKR are valid and subsisting and JKR is not in default under any such agreements, permits, licenses, approvals, certificates and other rights and authorizations except where such invalidity or default would not, in aggregate, have a Material Adverse Effect on JKR;

(s)
to the knowledge of JKR, the data and information in respect of JKR, and its assets, liabilities, business, operations and capital provided by JKR to GSV was and is accurate and correct in all material respects as at the respective dates thereof and did not and does not omit any data or information necessary to make any data or information provided not misleading in any material respect as at the respective dates thereof;

(t)
JKR has paid all Governmental Charges which are due and payable by it or which have accrued with respect to JKR’s business or assets on or before the Effective Date. There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the knowledge of JKR, threatened against JKR in respect of Governmental Charges that may have a Material Adverse Effect on JKR’s business or assets;

(u)
save and except as disclosed in the Joint Information Circular, JKR is not a party to any employment agreement or to any written or oral policy, agreement, obligation or understanding or any amendment thereto which contains any specific agreement as to obligations arising on a change of control or as to notice of termination or severance pay in lieu thereof which cannot be terminated without cause on giving reasonable notice as may be implied by law and has not entered into any agreements, whether in writing or verbal, providing for payments to be made to any employees, consultants, officers or directors of JKR in respect of loss of office or loss of employment in connection with the transactions contemplated by this Agreement;

(v)
subject to the rights, covenants, conditions and stipulations in the title documents and any agreement pertaining to the properties and assets of JKR and on the lessee’s or holder’s part thereunder to be paid or performed and observed, JKR may enter into and upon, hold and enjoy its property and assets for the remainder of their respective terms and all renewals or extensions thereof for its own use and benefit without any lawful interruption of or by any other person whomsoever claiming by, through or under JKR; and

(w)	JKR is not a ‘reporting issuer’ under Applicable Laws.

4.3	Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the Effective Date and thereafter for a period of two years.  Any investigation by the Parties and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

Article 5
COVENANTS

5.1	Mutual Covenants

Each of the Parties to this Agreement covenants and agrees that, until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier, it shall:

(a)
take all action necessary to give effect to the transactions contemplated by this Agreement, including taking all necessary steps to validly effect the Arrangement on the Effective Date in accordance with the Applicable Laws;

(b)
apply for and use all reasonable commercial efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfil its obligations hereunder and to carry out the transactions contemplated hereby;

(c)
on or before the Effective Date, effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Party relating to the transactions contemplated herein;

(d)
not take any action, refrain from taking any action or permit any action to be taken or not taken, inconsistent with this Agreement or which might, directly or indirectly, interfere with or adversely affect the consummation of the Arrangement, subject to Section 7.3;

(e)	use its reasonable commercial efforts to cooperate with other Party to this Agreement in connection with the performance by it of its obligations thereunder;

(f)	use all reasonable commercial efforts to cause each of the conditions precedent set forth in Article 6 which are within its control to be satisfied on or before the Effective Date;

(g)
on a timely basis, furnish to the other Party all such information concerning it and its respective securityholders as may be required (and, in the case of its securityholders, available to it) to effect the foregoing actions and each covenants that no information furnished by it (to its knowledge in the case of information concerning its securityholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used;

(h)
prepare, in consultation and cooperation with the other Party and in form and substance satisfactory to the Parties acting reasonably, the Joint Information Circular and related proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with Applicable Laws;

(i)
promptly notify the other if at any time before or after the Effective Time it becomes aware that the Joint Information Circular or an application for either the Interim Order or the Final Order contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Joint Information Circular or such application or registration statement. In any such event, the Parties shall cooperate in the preparation of a supplement or amendment to the Joint Information Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to the JKR Securityholders and GSV Shareholders and/or filed with the relevant Securities Authorities and Governmental Entities;

(j)
ensure that the Joint Information Circular complies with all Applicable Laws and, without limiting the generality of the foregoing, shall ensure that the Joint Information Circular provides the JKR Securityholders and the GSV Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them and voted on at the JKR Meeting and the GSV Meeting, as applicable;

(k)	as soon as reasonably practical notify the other Party to this Agreement of any actual, imminent or incipient Material Adverse Change in respect of that Party, this Arrangement or this Agreement;

(l)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(m)
except as may be required by law or to secure any approvals, consents or authorizations necessary to carry out the transactions contemplated by this Agreement, will not issue any public statements with respect to the transactions contemplated by this Agreement without the prior consent and approval of the other Party to this Agreement, provided that the Parties agree that this Agreement may be attached to a material change report and to the Joint Information Circular; and

(n)	except as specifically provided for hereunder, not alter or amend its constating documents as the same exist as of the date of this Agreement.

5.2	Covenants of GSV

GSV covenants and agrees that it will perform all obligations required to be performed by GSV under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, it will:

(a)
as soon as reasonably possible, and in any event no later than June 30, 2010, convene the GSV Meeting for the purpose of considering and if deemed advisable approving the Acquisition, the 2010 Stock Option Plan and the transactions contemplated by this Agreement and conduct such meeting in accordance with the articles of GSV and as otherwise required by law;

(b)
solicit proxies to be voted at the GSV Meeting in favour of the Acquisition and will file and distribute the Joint Information Circular and related proxy solicitation materials (and any amendments or supplements thereto) to the GSV Shareholders in a timely and expeditious manner and in compliance with Applicable Laws, in all jurisdictions where the same are required to be filed and distributed;

(c)	include in the Joint Information Circular the unanimous recommendation of the board of directors of GSV that the GSV Shareholders vote in favour of the Acquisition;

(d)
conduct its operations in the ordinary and normal course of business and consistent with past practice and in accordance with Applicable Laws, generally accepted industry practice and any operating or other agreements applicable to the properties and assets of GSV, and GSV shall use all commercially reasonable efforts to maintain and preserve its business organization, assets and advantageous business and government relationships and shall not take any action which might reasonably be expected to result in a Material Adverse Change, financial or otherwise, in the business, assets, properties, condition, rights, liabilities, capitalization, operations, prospects or results of operations of GSV;

(e)
until the Effective Date or the earlier termination of this Agreement in accordance with Section 8.2, allow JKR and its representatives and agents full access during normal business hours, and upon reasonable notice after normal business hours, to all of the assets, properties, books, records, agreements and commitments of GSV and provide all such information concerning GSV as JKR may reasonably request;

(f)	not enter into any material transactions without the prior consent of JKR, such consent not to be unreasonably withheld;

(g)
except in respect of existing commitments previously disclosed in writing by GSV to JKR, GSV will not make or authorize, without the prior consent of JKR, not to be unreasonably withheld, any commitment or capital expenditure in respect of any properties or assets of GSV;

(h)
except pursuant to the Concurrent Financing and the exercise of outstanding share purchase warrants of GSV as of the date hereof and in accordance with their respective terms, not issue, grant, sell or pledge or agree to issue, grant or pledge any securities of GSV or securities convertible or exchangeable or exercisable for, or otherwise, evidencing a right to acquire securities of GSV, without the prior consent of JKR, such consent not to be unreasonably withheld;

(i)	not declare or pay any dividends or make any distribution of its properties or assets to any of its shareholders or to others or retire, redeem or otherwise acquire any GSV Shares or other securities;

(j)	not (i) split, combine or reclassify any of the GSV Shares or other GSV securities, or (ii) redeem, purchase or offer to purchase any GSV Shares or other GSV securities;

(k)	not, without the prior consent of JKR, such consent not to be unreasonably withheld:

(i)
adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of GSV, other than the Arrangement, provided that GSV, will, at the request of JKR, acting reasonably, effect such reorganization of GSV and its business as may be in the mutual best interest of JKR and GSV.

(ii)
acquire (by merger, amalgamation, consolidation of acquisition of securities or assets) any corporation, partnership or business organization, or division thereof or make any investment either by purchase of shares or securities, contribution of capital, property transfer, or except in the ordinary course of business, purchase any property or assets of any other individual or entity in each case having a value exceeding $10,000;

(iii)
incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in the ordinary course of business or as expressly contemplated herein;

(iv)
waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, governmental land concession, third party obligation to expend cash on GSV’s account or other document, other than in the ordinary course of business, consistent with past practice; or

(v)	sell, pledge, transfer or dispose of or acquire or enter into any agreements for the sale, pledge, transfer or disposition or acquisition of any properties or assets;

(l)
use its reasonable commercial efforts to conduct its affairs so that all of GSV’s representations and warranties contained herein, shall be true and correct on and as of the Effective Date as if made thereon;

(m)
apply to the Exchange for approval of the Acquisition including the issuance of GSV Shares, GSV Agent Warrants, GSV Special Warrants and GSV Underlying Securities pursuant to the Acquisition and the listing of such GSV Shares and GSV Underlying Securities, as applicable, on the Exchange, and shall provide to JKR a draft of all materials to be submitted to the Exchange for review and comment (acting reasonably) prior to submission;

(n)
prepare and file with the Securities Authorities all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the Applicable Laws for the issue of GSV Shares, GSV Agent Warrants, GSV Special Warrants and GSV Underlying Securities pursuant to the Acquisition;

(o)
indemnify and save harmless JKR and its directors, officers, employees and agents from and against all claims, suits, actions, cause of actions, liabilities, damages, costs, charges and expenses to which JKR or any director, officer, employee or agent thereof, may be subject or for which JKR or any directors, officers, employees or agents thereof, may suffer whether under the provisions of any statute or otherwise, in any way caused by, arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentations based solely on the information regarding GSV contained in the Joint Information Circular the Public Disclosure Record or any material filed by GSV in compliance or intended compliance with Applicable Laws;

(p)	until the Effective Date, in all material respects, conduct itself so as to keep JKR fully informed as to the business and affairs of GSV;

(q)
until the Effective Date or, if this Agreement is terminated pursuant to section 8.2 at any time thereafter, not disclose to any Person, other than its officers, directors and key employees and professional advisors on a “need to know basis only”, or otherwise use, directly or indirectly, for any purpose other than as may be reasonably required to complete the Arrangement any confidential information relating to JKR, except information disclosed in the Joint Information Circular, required to be disclosed by law, or otherwise publicly known;

(r)	submit the 2010 Stock Option Plan to the GSV Shareholders for approval at the GSV Meeting;

(s)	cancel or cause to be cancelled prior to the Effective Date all currently outstanding stock options of GSV, being options to purchase up to a total of 31, 250 GSV Shares;

(t)
on the Effective Date, obtain the resignations of William E. Schmidt, George Cavey and Kelly Russell as directors of GSV and appoint to the GSV Board, Jonathan T. Awde, David C. Mathewson, Ewan Downie and one additional nominee of JKR;

(u)
on the Effective Date, obtain the resignation of Richard S. Silas as the President and Chief Executive Officer and Kelly Russell as the Corporate Secretary of GSV and appoint Jonathan T. Awde as the President and Chief Executive Officer, David C. Mathewson as the Vice-President, Exploration, Michael N. Waldkirch as the Chief Financial Officer and Richard S. Silas as the Corporate Secretary;

(v)
concurrently with the Closing of the Arrangement and, if applicable, subject to regulatory approval, grant to the new directors, officers, employees and consultants of GSV and JKR incentive stock options, exercisable at the same price as the price of the GSV Unit Subscription Receipts under the Concurrent Financing, for such number of GSV Shares and upon such further terms and conditions as may be determined by the then board of directors of GSV in its discretion;

(w)	use its reasonable commercial efforts to complete the Concurrent Financing on or before the Effective Date; and

(x)	on the Effective Date or immediately thereafter cause Davidson & Company LLP, Chartered Accountants, to be appointed as the auditor of GSV.

5.3	Covenants of JKR

JKR covenants and agrees that it will perform all obligations required or desirable to be performed by it under this Agreement and shall do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, it will:

(a)
as soon as reasonably practicable apply to the Court for the Interim Order providing for, among other things, the calling and holding of the JKR Meeting and the implementation of the Arrangement and thereafter diligently pursue the obtaining of the Interim Order, in form and substance satisfactory to JKR and GSV, acting reasonably;

(b)
as soon as reasonably practicable, and in any event no later than June 30, 2010, convene the JKR Meeting for the purpose of considering and if deemed advisable approving the Arrangement and the transactions contemplated by this Agreement and conduct such meeting in accordance with the Notice of Articles and Articles of JKR and as otherwise required by law and the Interim Order;

(c)
solicit proxies to be voted at the JKR Meeting in favour of the Arrangement and will file and distribute the Joint Information Circular and related proxy solicitation materials (and any amendments or supplements thereto) to the JKR Securityholders in a timely and expeditious manner and in compliance with the BCBCA, Applicable Laws and the Interim Order, in all jurisdictions where the same are required to be filed and distributed;

(d)	include in the Joint Information Circular the unanimous recommendation of the board of directors of JKR that the JKR Securityholders vote in favour of the Arrangement;

(e)
subject to the approval of the Arrangement in accordance with the provisions of the Interim Order, forthwith file, and proceed with and diligently prosecute an application for the Final Order and provided all of the conditions of the Parties to this Agreement are satisfied or waived, forthwith carry out the terms of the Final Order to the extent applicable to JKR and will forthwith file with all applicable Governmental Entities such instruments and documents as may be required in connection with the Final Order or otherwise to give effect to the Arrangement;

(f)
indemnify and save harmless GSV and the GSV directors, officers, employees and agents thereof from and against all claims, suits, actions, cause of actions, liabilities, damages, costs, charges and expenses to which GSV or any director, officer, employee or agent thereof, may be subject or for which GSV, or any directors, officers, employees or agents thereof, may suffer whether under the provisions of any statute or otherwise, in any way caused by, arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentations based solely on the information regarding JKR contained in the Joint Information Circular or any material in respect of JKR filed in compliance or intended compliance with Applicable Laws;

(g)
until the Effective Date or the earlier termination of this Agreement in accordance with Section 8.2 hereto, allow GSV and its representatives and agents full access during normal business hours, and upon reasonable notice after normal business hours, to all of the assets, properties, books, records, agreements and commitments of JKR and provide all such information concerning JKR as GSV may reasonably request provided that nothing in the foregoing shall require JKR to disclose information subject to a written confidentiality agreement with third parties or competitively sensitive confidential information that is not reasonably required by GSV to secure all necessary regulatory approvals, prepare and settle definitive documents and otherwise advance the Arrangement as contemplated herein;

(h)
conduct its operations in the ordinary and normal course of business and consistent with past practice and in accordance with Applicable Laws, generally accepted industry practice and any operating or other agreements applicable to the properties and assets of JKR and JKR shall use all commercially reasonable efforts to maintain and preserve its business organization, assets and advantageous business and government relationships and shall not take any action which might reasonably be expected to result in a Material Adverse Change, financial or otherwise, in the business, assets, properties, condition, rights, liabilities, capitalization, operations, prospects or results of operations of JKR;

(i)	not enter into any material transactions without the prior consent of GSV, such consent not to be unreasonably withheld;

(j)
except in respect of existing commitments previously disclosed in writing by JKR to GSV, JKR will not make or authorize, without the prior consent of GSV, not to be unreasonably withheld, any commitment or capital expenditure in respect of any properties or assets of JKR other than in the ordinary course of business or as disclosed in the Joint Information Circular;

(k)
except pursuant to the exercise of any outstanding JKR Agent Warrants or JKR Special Warrants or as otherwise previously disclosed to GSV as of the date hereof and in accordance with their respective terms, not issue, grant, sell or pledge or agree to issue, grant, sell or pledge any securities of JKR or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire securities of JKR without the prior consent of GSV, such consent not to be unreasonably withheld;

(l)	not declare or pay any dividends or make any distribution of its properties or assets to any of its shareholders or to others or retire, redeem or otherwise acquire any JKR Shares or other securities;

(m)	not (i) split, combine or reclassify any of the JKR Shares or other JKR securities, or (ii) redeem, purchase or offer to purchase any JKR Shares or other JKR securities;

(n)	not, without the prior consent of GSV, such consent not to be unreasonably withheld or as otherwise disclosed in the Joint Information Circular:

(i)
adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of JKR, other than the Arrangement, provided that JKR, will, at the request of GSV, acting reasonably, effect such reorganization of JKR and its business as may be in the mutual best interest of JKR and GSV;

(ii)
acquire (by merger, amalgamation, consolidation of acquisition of securities or assets) any corporation, partnership or business organization, or division thereof or make any investment either by purchase of shares or securities, contribution of capital, property transfer, or except in the ordinary course of business, purchase any property or assets of any other individual or entity in each case having a value exceeding $500,000;

(iii)
incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in the ordinary course of business;

(iv)
waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, governmental land concession, third party obligation to expend cash on JKR’s account or other document, other than in the ordinary course of business, consistent with past practice; and

(v)	sell, pledge, transfer or dispose of or acquire or enter into any agreements for the sale, pledge, transfer or disposition or acquisition of any properties or assets;

(o)
advise GSV immediately after the JKR Meeting of the number of JKR Shareholders, if any, for which JKR has received notice of exercise of Dissent Rights in respect of the Arrangement and provide GSV with copies of such notices;

(p)
use its reasonable commercial efforts to conduct its affairs so that all of JKR’s representations and warranties contained herein, shall be true and correct on and as of the Effective Date as if made thereon;

(q)	until the Effective Date, in all material respects, conduct itself so as to keep GSV fully informed as to the business and affairs of JKR; and

(r)
until the Effective Date or, if this Agreement is terminated pursuant to section 8.2 hereof at any time thereafter, not disclose to any Person, other than its officers, directors and key employees and professional advisors on a “need to know basis only”, or otherwise use, directly or indirectly, for any purpose other than as may be reasonably required to complete the Arrangement any confidential information relating to GSV, except information disclosed in the Joint Information Circular, required to be disclosed by law, or otherwise publicly known.

5.4	JKR Board Recommendation

JKR confirms that its board of directors has unanimously approved this Agreement, the Arrangement and the Plan of Arrangement, has determined, after consultation with its financial adviser that the Arrangement is fair, from a financial point of view, to the JKR Shareholders and has resolved to unanimously recommend approval of the Arrangement by the JKR Securityholders. The Joint Information Circular will set forth (among other things) the recommendation of the board of directors of JKR as described above and will include the Semeniuk Fairness Opinion.

5.5	GSV Board Recommendation

GSV confirms that its board of directors has unanimously approved this Agreement, the Arrangement and the Plan of Arrangement, has determined, after consultation with its financial adviser that the Acquisition is fair, from a financial point of view, to the GSV Shareholders and has resolved to unanimously recommend approval of the Acquisition by the GSV Shareholders. The Joint Information Circular will set forth (among other things) the recommendation of the board of directors of GSV as described above and will include the Evans Fairness Opinion.

5.6	Confidentiality

Until the earlier of two years following the Effective Date or the termination of this Agreement, all information provided by each of JKR and GSV (the “Confidential Information”), in any form whether written, electronic or verbal, as to financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the other Party, including all information to be included in the Joint Information Circular, will be kept confidential by each Party hereto, notwithstanding either the termination of this Agreement or its completion, other than information that:

(a)	was generally available to the public prior to the date of this Agreement or has become, other than due to the default of the other Party, generally available to the public;

(b)	was available to a Party or its Representatives on a non-confidential basis before the date of this Agreement; or

(c)
has become available to a Party or its Representatives on a non-confidential basis from a Person who is not, to the knowledge of such Party or its Representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the Party or its Representatives.

No Confidential Information may be released to third parties other than legal counsel and other advisors to the Parties without the prior consent of the provider thereof, except to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

All Confidential Information in any form or medium whatsoever, including but without limitation copies thereof and derivative materials made therefrom will be returned to the Party originally delivering them, or at the direction of such Party, destroyed, if the Arrangement is not completed.

Article 6
CONDITIONS PRECEDENT

6.1	Mutual Conditions Precedent

The respective obligations of GSV and JKR to complete the transactions contemplated by this Agreement shall be subject to the fulfilment or satisfaction, on or before the Effective Date, of each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

(a)
the Interim Order shall have been granted, in form and substance satisfactory to each of GSV and JKR acting reasonably, not later than May 28, 2010 or such later date as the Parties may agree and shall not have been set aside or modified in a manner unacceptable to GSV or JKR acting reasonably, on appeal or otherwise;

(b)
the Arrangement Resolution shall have been approved at the JKR Meeting by a majority in number representing not less than 2/3 of the votes cast by the JKR Shareholders, JKR Agent Warrrantholders and JKR Special Warrantholders, voting as a single class, in person or by proxy at the JKR Meeting in accordance with the Interim Order and any applicable regulatory requirements;

(c)
the Acquisition Resolution shall have been approved at the GSV Meeting by a majority of the votes cast by the GSV Shareholders voting in person or by proxy at the GSV Meeting in accordance with all applicable regulatory requirements;

(d)
the Final Order shall have been obtained in form and substance satisfactory to each of GSV and JKR acting reasonably not later than July 15, 2010 or such later date as the Parties may agree and shall not have been set aside or modified in a manner unacceptable to the GSV or JKR acting reasonably, on appeal or otherwise;

(e)
all necessary documents filed with the Registrar or any other applicable Governmental Entities in accordance with the Arrangement shall be in form and substance satisfactory to each of GSV and JKR, acting reasonably, and shall, on or before July 31, 2010, have been accepted for filing by the Registrar and such other Governmental Entities, as applicable, in accordance with the Final Order, the BCBCA and this Agreement;

(f)
there shall have been no action taken under any existing Applicable Law or regulation, nor any statute, rule, regulation or order, which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, and there shall not be in force any order or decree of any such entity that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein;

(ii)	has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations on trading in the GSV Shares; or

(iii)	results in any judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(g)
all necessary third party and regulatory consents, approvals and authorizations with respect to the transactions contemplated hereby (including, without limitation, orders of applicable Canadian provincial securities regulatory authorities) to the Arrangement and the exchange of JKR Securities for the securities of GSV contemplated herein shall have been completed or obtained;

(h)
GSV shall have obtained the approval of the Exchange for the Acquisition, the issuance and listing of GSV Shares and, as applicable, the GSV Agent Warrants, GSV Special Warrants and GSV Underlying Securities issuable pursuant to the Arrangement on the Exchange and such other matters as agreed between the Parties acting reasonably, subject only to the filing of required documents and fees;

(i)
there has been no actual or threatened change or amendment to any applicable legislation, regulation or regulatory or administrative practice or policy or issuance of an order by a court, tribunal, government agency or other regulatory authority or administrative agency, board or commission which directly or indirectly would or may have a Material Adverse Effect on the Arrangement, or the current business, financial condition, operations or prospects of JKR and GSV;

(j)	there not being Dissenting Shareholders representing more than 2.5% of the outstanding JKR Shares; and

(k)	this Agreement shall not have been terminated pursuant to Section 8.2.

6.2	Additional Conditions to Obligations of GSV

In addition to the conditions contained in Section 6.1, the obligation of GSV to complete the transactions contemplated by this Agreement is subject to the fulfilment or satisfaction, on or before the Effective Date, of each of the following conditions, any of which may be waived by GSV without prejudice to its right to rely on any other condition:

(a)	Evans & Evans, Inc. shall have delivered to the board of directors of GSV, and not withdrawn, the Evans Fairness Opinion, in form and substance satisfactory to the board of directors of GSV;

(b)	JKR shall have furnished GSV with:

(i)
a certified copy of a resolution duly passed by the board of directors of JKR indicating that the board of directors has determined unanimously that (A) the Arrangement and this Agreement are fair to the JKR Shareholders and are in the best interests of JKR and the JKR Shareholders, (B) it will recommend approval of the Arrangement by the JKR Securityholders subject to section 7.3, (C) the Joint Information Circular and related proxy solicitation material and the calling of the JKR Meeting are approved, and (D) this Agreement and the completion of the transactions contemplated hereby including the Arrangement are approved; and

(ii)	a certified copy of the resolutions of the JKR Securityholders duly passed at the JKR Meeting approving the Arrangement;

(c)
each of the covenants, acts and undertakings of JKR to be performed or complied with on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed or complied with;

(d)
except as affected by the transactions contemplated by this Agreement, the representations and warranties of JKR contained in Section 4.2 shall be true in all material respects with the same effect as if made at and as of the Effective Date;

(e)
prior to the Effective Date, there shall have been no Material Adverse Change in the affairs, operations, financial condition, assets or business of JKR (on a consolidated basis) from that reflected in the Joint Information Circular;

(f)
except as previously disclosed to and consented by GSV or otherwise permitted hereunder, no material transaction out of the ordinary course of business of JKR has occurred and no material litigation has been commenced, contemplated or threatened, against JKR or any of its assets;

(g)	the board of JKR shall not have made a determination that it is not in the best interests of JKR or the JKR Securityholders to proceed with the Arrangement; and

(h)
each of the Voting Agreements, as pertaining to certain directors, officers and shareholders of JKR shall be and remain in full force and effect, unamended, and each of the Parties thereto, shall be in all material respects, in full compliance with their respective obligations thereunder.

6.3	Additional Conditions to Obligations of JKR

In addition to the conditions contained in Section 6.1, the obligations of JKR to complete the transactions contemplated by this Agreement are subject to the fulfilment or satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by JKR without prejudice to its right to rely on any other condition:

(a)	Stephen W. Semeniuk, CFA, shall have delivered to the board of directors of JKR, and not withdrawn, the Semeniuk Fairness Opinion, in form and substance satisfactory to the board of directors of JKR;

(b)
each of the covenants, acts and undertakings of GSV to be performed or complied with on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed or complied with;

(c)
all necessary documents have been filed and proceedings taken under Applicable Laws for the distribution, on a basis exempt from the prospectus requirements of such laws, of the GSV Shares, GSV Agent Warrants, GSV Special Warrants and GSV Underlying Securities and such securities shall be freely tradeable (and not subject to any statutory or other hold period) by the holders thereof subject only to Applicable Laws in respect of trades by control persons and such escrow or resale restrictions as may be imposed by the Exchange upon “principals” of GSV or JKR or pursuant to the Exchange’s “seed share resale matrix”;

(d)	GSV shall have furnished JKR with:

(i)
a certified copy of a resolution duly passed by the board of directors of GSV indicating that the board of directors has determined unanimously that (A) the Acquisition and this Agreement are fair to the GSV Shareholders and are in the best interests of GSV and the GSV Shareholders, (B) it will recommend approval of the Acquisition by the GSV Shareholders subject to section 7.3, (C) the Joint Information Circular and related proxy solicitation material and the calling of the GSV Meeting are approved, and (D) this Agreement and the completion of the transactions contemplated hereby including the Acquisition are approved;

(ii)	a certified copy of the resolutions of the GSV Shareholders duly passed at the GSV Meeting approving the Acquisition;

(iii)
the conditional acceptance letter of the Exchange providing conditional approval of the Acquisition and the issuance and, if applicable, listing of the GSV Shares, GSV Agent Warrants, GSV Special Warrants and GSV Underlying Securities issuable pursuant to the Arrangement; and

(iv)
a favourable legal opinion addressed to JKR, the JKR Securityholders and JKR’s counsel from GSV’s counsel opining as to certain legal matters relating to the business, assets, properties and affairs of GSV, the creation, issuance and resale of the GSV Shares, GSV Agents Warrants, GSV Special Warrants and GSV Underlying Securities issuable pursuant to the Arrangement and such other matters contemplated by the Arrangement and as may otherwise be reasonably requested by JKR;

(e)
except as affected by the transactions contemplated by this Agreement, the representations and warranties of GSV contained in Section 4.1 shall be true in all material respects on the Effective Date, with the same effect as if made at and as of such date;

(f)
prior to the Effective Date, there shall have been no Material Adverse Change in the affairs, operations, financial condition. assets or business of GSV from that reflected in the Joint Information Circular;

(g)
except as previously disclosed to and consented by JKR, no material transaction out of the ordinary course of business of GSV has occurred and no material litigation has been commenced, contemplated or threatened, against GSV or any of its assets;

(h)	the board of GSV shall not have made a determination that it is not in the best interests of GSV or the GSV Shareholders to proceed with the Acquisition;

(i)
each of the Voting Agreements, as pertaining to certain directors, officers and shareholders of GSV shall be and remain in full force and effect, unamended, and each of the parties thereto, shall be in all material respects, in full compliance with their respective obligations thereunder; and

(j)	GSV shall have completed the Concurrent Financing in a minimum amount of not less than $3,000,000.

6.4	Closing Matters

Each of GSV and JKR shall deliver, at the Closing of the Acquisition and Arrangement and other transactions contemplated hereby, such customary certificates (including “bring-down” certificates), resolutions, opinions and other closing documents as may be required by the other Party, acting reasonably. The Closing of the Acquisition and Arrangement and the transactions contemplated hereby will take place at 11:00 a.m. on the Effective Date at the offices of JKR at Suite 610 – 815 West Hastings Street, Vancouver, British Columbia V6C 1B4 but shall be deemed to take effect from and as of the Effective Time.

Article 7
NO SOLICITATION

7.1	Termination and Existing Activities

Each of the Parties shall each immediately terminate and cause to be terminated all solicitations, initiations, encouragements, discussions, negotiations with any other parties conducted within the six month period prior to the date hereof by such Party, or its respective officers, directors, employees, financial advisors, legal counsel, representatives or agents (the “Representatives”), with respect to any Alternative Transaction. Each Party shall promptly send a letter to all Persons who have entered into confidentiality agreements with such Party in connection with a proposed Alternative Transaction within the six month period prior to the date hereof, requiring all materials provided to such Persons to be destroyed or returned to the Party or its agents or advisors.

7.2	No Solicitation

Each Party will not, and will not authorize or permit any of its Representatives to directly or indirectly:

(i)
solicit, initiate or encourage or engage in any discussions or negotiations or participate in or take any other action in respect of, or which may reasonably be expected to lead to, an Alternative Transaction in respect of such Party;

(ii)
provide or furnish to any Person any information concerning such Party and its business, properties, and assets in respect of, or which may reasonably be expected to lead to, an Alternative Transaction in respect of such Party;

(iii)	accept, recommend, approve or enter into any agreement to implement an Alternative Transaction in respect of such Party; or

(iv)	release any Person from any confidentiality or standstill agreement between such Party and such Person or amend any such agreement.

Each Party shall ensure that its respective Representatives are aware of the provisions of this Section 7.2 and each Party shall be responsible for any breach of this Section 7.2 by its respective Representatives.

Notwithstanding any other provision of this Agreement, if a Party lawfully terminates this Agreement pursuant to section 8.2, the no solicitation provisions of this section 7.2 shall be terminated and each Party shall immediately be permitted to pursue an Alternative Transaction.

7.3	Superior Offer

Notwithstanding Section 7.2 hereof, a Party shall not be restricted from considering, discussing, negotiating, or providing any information (including access to management) to a third party in respect of a bona fide unsolicited proposal to a Party or its shareholders that the board of directors of such Party, upon consultation with its financial and legal advisors, determines, in good faith, to be a Superior Offer and required to be considered by it in order to discharge its fiduciary duties. A Party shall provide to the other Party a copy of any Superior Offer proposal and will provide such other Party written notice of intent to recommend, accept or enter into an agreement with respect to such Superior Offer proposal not less than two Business Days before any recommendation, acceptance or entry into such an agreement, at which time this Arrangement Agreement shall terminate.

7.4	Right to Match

(a)
Either Party (the “Terminating Party”) or the directors thereof may, in respect of any Alternative Transaction, accept, approve or recommend, and/or enter into any agreement to effect an Alternative Transaction (the Party hereto other than the Terminating Party hereinafter referred to as the “Non-Terminating Party”) if:

(i)	such Alternative Transaction constitutes a Superior Offer;

(ii)
the Non-Terminating Party has been provided with a copy of the document containing such Superior Offer (with such deletions as are necessary to protect any confidential portions of such document, provided that material terms and conditions of, and the identity of the person making, such Superior Offer may not be deleted);

(iii)
five Business Days have elapsed from the date on which the Non-Terminating Party received notice of the determination of the Terminating Party to accept, approve or recommend or to enter into an agreement in respect of such Superior Offer (the “Notice of Superior Offer”) and the Non-Terminating Party has not, within such five Business Day period, agreed to amend this Agreement so that the consideration hereunder will at least match such Superior Offer, as determined by the directors of the Terminating Party in good faith; and

(iv)
if the Non-Terminating Party has elected not to match the Superior Offer, the Terminating Party terminates this Agreement pursuant to Section 8.2 hereof and makes the payment contemplated by, and in accordance with, Section 8.4 hereof.

In the event that the Terminating Party provides the Non-Terminating Party with a Notice of Superior Offer on a date that is less than five Business Days prior to the Meetings, the Parties shall adjourn the Meetings to a date that is not less than seven Business Days and not more than 30 Business Days after the Notice of Superior Offer.

(b)
During the five Business Day period referred to in Section 7.4(a), the Terminating Party agrees that the Non-Terminating Party shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The board of directors of the Terminating Party will review any proposal by the Non-Terminating Party to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the Non-Terminating Party’s amended proposal upon acceptance by the Terminating Party would result in such Superior Offer ceasing to be a Superior Offer. If the board of directors of the Terminating Party so determines, it will enter into an amendment agreement to this Agreement with the Non-Terminating Party reflecting the Non-Terminating Party’s amended proposal. If the board of directors of the Terminating Party continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Offer remains a Superior Offer and therefore rejects the Non-Terminating Party’s amended proposal, the Terminating Party may, on termination of this Agreement in accordance with Section 8.2 and payment of the Break Fee as required pursuant to Section 8.4, accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Offer.

Each successive material modification of any Superior Offer shall constitute a new Superior Offer for purposes of Section 7.4 and the requirement under Section 7.4(a) to initiate an additional five Business Day notice period.

Article 8
AMENDMENT AND TERMINATION

8.1	Amendments

This Agreement may, at any time and from time to time before or after the JKR Meeting or the GSV Meeting, but prior to the Effective Date, be amended by written agreement of the Parties hereto without further notice to or authorization on the part of their respective securityholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties hereto;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the Parties hereto; and

(d)	waive compliance with or modify any conditions precedent herein contained,

provided, however, that any such change, waiver or modification does not invalidate any required approval of the JKR Securityholders to the Arrangement or the GSV Shareholders to the Acquisition.

8.2	Termination

This Agreement may, at any time, before or after the JKR Meeting or the GSV Meeting but prior to the Effective Date, be terminated by:

(a)	mutual agreement of the Parties;

(b)	either Party, if the JKR Securityholders or GSV Shareholders do not approve the Arrangement or the Acquisition, respectively;

(c)	either Party if the Effective Date has not occurred on or before July 31, 2010, by providing written notice of such termination to the other Party;

(d)
either Party by providing notice to the other Party, upon receipt of a Superior Offer and provided that the first Party has complied with Article 7 hereto, of their intention to recommend, accept or enter into a Superior Offer;

(e)
either Party, by written notice to the other Party if such other Party (a “Defaulting Party”) is in material breach of any material term of this Agreement and the Defaulting Party has been provided with written notice of such default by the other Party and failed to correct such breach within 30 days of receipt of such notice;

(f)
either Party, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section shall have used all commercially reasonable efforts to remove such order, decree, ruling or injunction; or

(g)	either Party, upon any other circumstances hereunder that give rise to a termination of this Agreement by such Party, including as set forth in Sections 6.1, 6.2 and 6.3.

Subject to section 8.3, upon termination of this Agreement, the Parties shall have no further obligations hereunder, except as stated in section 5.6 and 8.4, which shall survive such termination.

8.3	Remedies

Except as provided in Section 8.4, the Parties acknowledge and agree that damages may apply for any breach of this Agreement by any Party or its Representatives and any such breach may cause the non-breaching Party irreparable harm. Accordingly the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to each of the Parties.

8.4	Break Fee

If this Agreement is terminated by a Party (in this section, a “Terminating Party”) pursuant to Section 8.2(d), the Terminating Party shall pay to the other Party, within five Business Day of notice of termination, a break-fee of $150,000 (the “Break Fee”) as an agreed amount of liquidated damages to properly compensate the other Party for its expenses and management time in connection with the transactions contemplated by this Agreement, that would be lost due to the termination of this Agreement. The Parties acknowledge and agree that the Break Fee represents a genuine pre-estimate of the damages which the other will suffer or incur as a result of the event giving rise to those damages and is not a penalty and that such fee is the sole monetary remedy as a result of a termination of this Agreement pursuant to Section 8.2(d). Each Party irrevocably waives any right it may have to raise as a defence in any proceedings that any such damages are abusive.

Article 9
GENERAL

9.1	Notices

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally or by telecopy, to the Parties as follows:

 in the case of GSV addressed to:

Gold Standard Ventures Corp.
2209 York Avenue
Vancouver, B.C.
V6K 1C5
Fax No. c/o (604) 687 - 0586

Attention:  Richard S. Silas - President

With a copy to:

Hemsworth Schmidt
Barristers and Solicitors
#430 – 580 Hornby Street
Vancouver, B.C.
V6C 3B6
Fax No. (604) 687 - 0586

Attention:  William E. Schmidt

And in the case of JKR addressed to:

JKR Gold Resources Inc.
#610 -815 West Hastings Street
Vancouver, B.C.
V6C 1B4
Fax No. (604) 687 - 3567

Attention: Jonathan Awde - President

With a copy to:

Gregory T. Chu, A Law Corporation
#650 – 1188 West Georgia Street
Vancouver, B.C.
V6E 4A2
Fax No. (604) 531 - 6885

Attention:  Gregory T. Chu

or such other address of which a Party may, from time to time, advise the other Party hereto by notice in writing given in accordance with the foregoing. Date of receipt of any notice shall be deemed to be the date of delivery thereof.

9.2	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors.

9.3	Expenses

Each of the Parties hereto shall pay its expenses in connection with the preparation and execution of this Agreement and the completion of the transactions contemplated hereby or incidental hereto.

9.4	No Assignment

None of the Parties hereto may assign its rights or obligations under this Agreement.

9.5	Equitable Remedies

All covenants herein and opinions to be given hereunder as to enforceability in accordance with the terms of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors’ rights generally and to the effect that specific performance, being an equitable remedy, may not be ordered.

9.6	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)
the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

9.7	Time of Essence

Time shall be of the essence in this Agreement.

9.8	Further Assurances

Each Party hereto shall, from time to time, and at all times hereafter, at the request of any other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

9.9	Execution in Counterparts

This Agreement may be executed in counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument. Delivery of counterparts may be affected by facsimile transmission or scanned email attachment.

9.10	Waiver

No waiver by any Party hereto shall be effective unless such waiver is in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

GOLD STANDARD VENTURES CORP.

By:
Name: Title:	William E. Schmidt Director

JKR GOLD RESOURCES INC.

By:
Name: Title:	Jonathan T. Awde President and Chief Executive Officer

EXHIBIT “A”

PLAN OF ARRANGEMENT MADE PURSUANT TO PART 9, DIVISION 5
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires:

“Acquisition” means the acquisition by GSV of all of the issued and outstanding securities of JKR pursuant to the Arrangement Agreement.

“Acquisition Resolution” means the ordinary resolution of the GSV Shareholders to approve the Acquisition as set forth in the Joint Information Circular to be considered and voted upon by the GSV Shareholders at the GSV Meeting.

“Arrangement” means the arrangement to be completed under Part 9, Division 5 of the BCBCA involving GSV, JKR and the JKR Securityholders as set forth in this Plan.

“Arrangement” means the arrangement involving JKR, the JKR Securityholders and GSV to be completed pursuant to the provisions of Part 9, Division 5 of the BCBCA and on the terms and conditions set out in this Plan and any amendments hereto or variations hereof made in accordance herewith and the Arrangement Resolution.

 “Arrangement Agreement” means the agreement made as of May 26, 2010 between GSV and JKR with respect to the Arrangement, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

“Arrangement Resolution” means the special resolution of the JKR Securityholders to approve the Arrangement as set forth in the Joint Information Circular to be considered and voted upon by the JKR Securityholders, as a single class, at the JKR Meeting.

“BCBCA” means the Business Corporations Act (British Columbia), as amended, including the regulations promulgated thereunder.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the City of Vancouver, British Columbia.

“Closing” means the completion of the Arrangement.

“Court” means the Supreme Court of the Province of British Columbia;

“Depositary” means Computershare Trust Company of Canada or such other person that may be appointed by JKR for the purpose of, inter alia, exchanging certificates representing JKR Securities in connection with the Arrangement, at such offices as will be set out in the JKR Transmittal Letter.

“Dissent Rights” has the meaning set out in Section 4.1.

“Dissenting Shareholder” means a registered holder of JKR Shares (excluding a holder of JKR Agent Warrants or JKR Special Warrants), if any, who has properly exercised Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights.

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“Dissenting Shares” means the JKR Shares which are deemed to have been cancelled as of the Effective Time in accordance with the provisions of Section 3.1(a).

“Effective Date” means the fifth Business Day following the date the Final Order is granted by the Court or such other date as GSV and JKR may agree.

“Effective Time” means 12:00 noon (Vancouver time) on the Effective Date.

“Exchange” means the TSX Venture Exchange.

“Final Order” means the final order of the Court approving the Arrangement to be applied for following the Meetings pursuant to the provisions of Part 9, Division 5 of the BCBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“GSV” means Gold Standard Ventures Corp., a company incorporated under the BCBCA.

“GSV Agent Warrants” means the non-transferable share purchase warrants of GSV to be exchanged for JKR Agent Warrants pursuant to this Plan.

“GSV Meeting” means the annual and special meeting of GSV Shareholders to be held to consider and if thought fit, approve, inter alia, the Acquisition and other matters, if any, related thereto.

“GSV Penalty Provision” means the penalty provision to be included in the GSV Special Warrants having the same terms and conditions, mutatis mutandis, as the JKR Penalty Provision .

“GSV Shareholder” means a holder of GSV Shares.

“GSV Shares” means the common shares without par value in the capital of GSV as presently constituted on the date hereof.

“GSV Special Warrants” means the special warrants of GSV to be exchanged for JKR Special Warrants pursuant to this Plan; each GSV Special Warrant entitling the holder thereof to acquire, upon completion of the Arrangement and without payment of any additional consideration, subject to the GSV Penalty Provision, one GSV Share and one GSV SW Warrant.

“GSV SW Warrants” means the share purchase warrants of GSV to be issued to the holders of GSV Special Warrants upon completion of the Arrangement, each GSV SW Warrant entitling the holder thereof to purchase one GSV Share at a price of $1.00 for a period of two years from the Effective Date.

 “GSV SW Units” means the units in the capital of GSV to be issued to the holders of GSV Special Warrants, without payment of any additional consideration, upon the deemed exercise thereof on completion of the Arrangement, each GSV SW Unit consisting of one GSV Share and one GSV SW Warrant.

“Interim Order” means the interim order of the Court to be applied for under Part 9, Division 5 of the BCBCA containing declarations and directions with respect to the Arrangement and the calling, holding and conduct of the JKR Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

“JKR” means JKR Gold Resources Inc., a company incorporated under the BCBCA.

“JKR Agent Warrants” means the 98,700 outstanding non-transferable agent warrants to purchase JKR Shares, each JKR Agent Warrant entitling the holder thereof to purchase one JKR Share at a price of $0.65 on or before March 17, 2012.

“JKR Agent Warrantholder” means a holder of JKR Agent Warrants.

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“JKR Meeting” means the annual and special meeting of the JKR Securityholders to be held to consider and, if thought fit, approve, inter alia, the Arrangement.

“JKR Penalty Provision” means the penalty provision included in the JKR Special Warrants entitling the holders thereof to receive additional JKR Shares and JKR SW Warrants upon the deemed exercise thereof in the event the Arrangement is not completed within certain time periods set out in the certificates representing the JKR Special Warrants.

“JKR Securities” means, collectively, the JKR Agent Warrants, the JKR Shares and the JKR Special Warrants.

“JKR Securityholders” means, collectively the JKR Agent Warrantholders, the JKR Shareholders and the JKR Special Warrantholders.

“JKR Shares” means the common shares without par value in the capital of JKR as presently constituted on the date hereof.

“JKR Shareholder” means a holder of JKR Shares.

“JKR Special Warrants” means the 1,410,000 outstanding special warrants of JKR, each JKR Special Warrant entitling the holder thereof to acquire, upon the deemed exercise thereof and without payment of any additional consideration, subject to the JKR Penalty Provision, one JKR Share and one JKR SW Warrant.

“JKR Special Warrantholder” means a holder of JKR Special Warrants.

“JKR SW Warrants” means the share purchase warrants of JKR issuable to the holders of JKR Special Warrants upon the deemed exercise thereof, each JKR SW Warrant entitling the holder thereof to purchase one JKR Share at a price of $1.00 for a period of two years from the date of issuance thereof.

“JKR SW Units” means the units in the capital of JKR to be issued to the holders of JKR Special Warrants, without payment of any additional consideration, upon the deemed exercise thereof, each JKR SW Unit consisting of one JKR Share and one JKR SW Warrant.

“JKR Transmittal Letter” means the letter of transmittal to be sent by JKR to the JKR Shareholders for use by the JKR Shareholders to surrender the certificates representing their JKR Shares.

“Joint Information Circular” means the joint information circular containing information relating to JKR and GSV to be sent to the JKR Securityholders in connection with the JKR Meeting and to the GSV Shareholders in connection with the GSV Meeting.

“Meetings” means, collectively the GSV Meeting and the JKR Meeting.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, company, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

“Plan” means this plan of arrangement as amended or supplemented from time to time and “hereby”, “hereof”, “hereunder”, “herewith” and similar terms refer to this Plan and not any particular provision of this Plan.

1.2	Sections and Headings

The division of this Plan into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan. Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan.

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1.3	Number, Gender and Persons

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, corporations, trusts, unincorporated organizations, governments, regulatory authorities, and other entities.

1.4	Date for Any Action

In the event that the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.5	Statute References

References in this Plan to any statute or sections thereof shall include such statute as amended or substituted and any regulations or rules promulgated thereunder from time to time in effect.

1.6	Money

Unless otherwise stated all references in this Plan to sums of money are expressed in lawful money of Canada.

1.7	Time

Time shall be of the essence in every matter or action contemplated hereunder.

Article 2
PURPOSE AND EFFECT OF THE ARRANGEMENT

2.1	Purpose of the Plan

The purpose of the Plan is to effect an acquisition of all of the issued and outstanding securities of JKR by GSV, with the result that JKR becomes a wholly-owned subsidiary of GSV.

2.2	Arrangement Agreement

This Plan is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

2.3	Binding Effect

This Plan will become effective at, and be final and conclusively binding at and after, the Effective Time upon JKR, the JKR Shareholders, the JKR Agent Warrantholders, the JKR Special Warrantholders and GSV.

Article 3
ARRANGEMENT

3.1	Arrangement

Subject to the provisions of Article 4, commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following order without any further act or formality notwithstanding that certain procedures related thereto may not be completed until after the Effective Time:

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(a)
the JKR Shares held by Dissenting Shareholders will be deemed to have been transferred back to JKR and the Dissenting Shareholders will cease to have any rights as JKR Shareholders other than the right to be paid fair value for their JKR Shares in accordance with Article 4;

(b)
each registered holder of JKR Shares, with the exception of Dissenting Shareholders, will be deemed to exchange all of their JKR Shares for GSV Shares on the basis of one GSV Share for each one JKR Share held at the Effective Time;

(c)	with respect to the JKR Shares exchanged pursuant to Section 3.1(b) (other than JKR Shares held by GSV and the Dissenting Shares):

(i)	the holders of such JKR Shares shall cease to be JKR Shareholders as of the Effective Time; and

(ii)	GSV shall become the sole JKR Shareholder as at the Effective Time;

(d)
each outstanding JKR Agent Warrant will be exchanged for a GSV Agent Warrant to purchase that number of GSV Shares equal to the number of JKR Shares issuable under the JKR Agent Warrant at a price equal to the exercise price under the JKR Agent Warrant and each JKR Agent Warrant shall thereafter be cancelled and cease to be outstanding.  Save and except as agreed to by GSV and the holders of JKR Agent Warrants, the term to expiry, conditions to and manner of exercising, the status under applicable laws, and all other terms and conditions of the GSV Agent Warrants issued pursuant to this Section 3.1(d) will otherwise by unchanged from those contained in or otherwise applicable to the related JKR Agent Warrants;

(e)
each outstanding JKR Special Warrant will be exchanged for a GSV Special Warrant to acquire, without payment of any additional consideration, that number of GSV SW Units equal to the number of JKR SW Units issuable under the JKR Special Warrant and each JKR Special Warrant shall thereafter be cancelled and cease to be outstanding.  Save and except as agreed to by GSV and the holders of JKR Special Warrants, the expiry date, conditions to and manner of deemed exercise of, the status under applicable laws, and all other terms and conditions of the GSV Special Warrants issued pursuant to this Section 3.1(e) including the GSV Penalty Provision will otherwise by unchanged from those contained in or otherwise applicable to the related JKR Special Warrants;

(f)
each GSV Special Warrant issued to the holders of JKR Special Warrants in exchange for their JKR Special Warrants pursuant to section 3.1(e) shall, subject to the GSV Penalty Provision, be deemed to be exercised as of the Effective Time into one GSV SW Unit, each GSV SW Unit consisting of one GSV Share and one GSV SW Warrant;

(g)	each GSV SW Warrant will entitle the holder thereof to purchase one GSV Share at a price of $1.00 for a period of two years from the Effective Date; and

(j)	JKR shall become a wholly owned subsidiary of GSV.

3.2	No Fractional Securities

No fractional GSV Shares, GSV Agent Warrants, GSV Special Warrants or GSV Units or rights to acquire fractional GSV Shares, GSV Agent Warrants, GSV Special Warrants or GSV SW Units will be issued to the former securityholders of JKR under the Arrangement.  If any fractional GSV Shares, GSV Agent Warrants, GSV Special Warrants or GSV SW Units would be issuable to a JKR Securityholder, as applicable, under Section 3.1, such JKR Securityholder shall receive that number of GSV Shares, GSV Agent Warrants, GSV Special Warrants or GSV SW Units, as the case may be, as the JKR Securityholder is entitled to receive pursuant to Section 3.1

(a)	rounded up to the nearest whole GSV Share, GSV Agent Warrant, GSV Special Warrant or GSV SW Unit, as the case may be, in the event of a fractional security greater than 0.5; and

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(b)	rounded down to the nearest whole GSV Share, GSV Agent Warrant, GSV Special Warrant or GSV SW Unit, as the case may be, in the event of a fractional security of 0.5 and less.

Article 4
DISSENTING SHAREHOLDERS

4.1	Rights of Dissent

Notwithstanding section 3.1, registered holders of JKR Shares are entitled to exercise rights of dissent with respect to such shares substantially in the manner set forth in Part 8, Division 2 of the BCBCA as modified by the Interim Order, the Final Order and this Section 4.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding subsection 242(2) of the BCBCA, the written objection to the Arrangement Resolution must be received by JKR not later than 4:30 p.m. (Vancouver time) on the date which is two Business Days immediately preceding the date of the JKR Meeting or by 4:30 p.m. (Vancouver time) on the Business Day prior to the date on which any adjourned JKR Meeting is held. Registered holders of JKR Shares who exercise Dissent Rights as granted by the Interim Order and who:

(a)
are ultimately entitled to be paid fair value for their JKR Shares in respect of which they dissent in accordance with the provisions of such Interim Order, whether by order of the Court or by acceptance of any offer made pursuant to such Interim Order, shall be deemed to have transferred such JKR Shares to JKR for cancellation and such JKR Shares shall be deemed to no longer be issued and outstanding as of the Effective Time, or

(b)
are ultimately not entitled, for any reason, to be paid fair value for their JKR Shares in respect of which that dissent was filed shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of JKR Shares and shall receive GSV Shares on the basis set forth in Article 3 of this Plan, but in no case shall JKR or any other Person be required to recognize such former JKR Shareholders at or after the Effective Time, and at the Effective Time the names of such former JKR Shareholders shall be deleted from the central securities register of JKR.

4.2	Registered Holders Only

In no circumstances shall JKR or any other Person be required to recognize a Person exercising Dissent Rights unless such person is a registered holder of the JKR Shares in respect of which such Dissent Rights are sought to be exercised.

4.3	Dissent Right Availability

A registered holder of JKR Shares is not entitled to exercise Dissent Rights with respect to JKR Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the resolution approving the Arrangement.

Article 5
OUTSTANDING CERTIFICATES

5.1	Share Certificates

After the Effective Date certificates formerly representing JKR Shares which are held by a JKR Shareholder will, subject to Section 5.4 and except for shares held by Dissenting Shareholders, represent only the right to receive certificates representing GSV Shares, all in accordance with the terms of the Arrangement.

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5.2	Distributions With Respect to Unsurrendered Certificates

All dividends paid or distributions made in respect of GSV Shares issued to a former JKR Shareholder for which a certificate representing GSV Shares has not been delivered to such former security holder in accordance with Section 5.3 shall be paid or delivered to the Depositary to be held in trust for such former security holder for delivery to the former security holder, net of all withholding and other taxes, upon delivery of the certificate(s) for the applicable JKR Shares in accordance with Section 5.3.

5.3	Exchange of Share Certificates

At or prior to the Effective Time, GSV shall deposit with the Depositary, for the benefit of the JKR Shareholders, sufficient certificates representing GSV Shares as required to give effect to this Plan of Arrangement.  A JKR Shareholder at the Effective Time shall be entitled to receive the certificates representing the GSV Shares to which such holder is entitled pursuant to the provisions hereof as soon as practical after the Effective Date upon delivery to the Depositary of a duly completed JKR Transmittal Letter and surrender of the certificates formerly representing the JKR Shares, together with such other documents and instruments as would have been required to effect the transfer of the JKR Shares formerly represented by such certificates under the BCBCA and the articles of JKR, and such additional documents and instruments as the Depositary, JKR or GSV may reasonably require.  The Depositary shall register and make available or send by regular mail (postage prepaid) certificates representing GSV Shares as directed in each properly completed JKR Transmittal Letter.

5.4	Extinction of Rights

Any certificate representing former JKR Shares that is not deposited with the Depositary on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the former JKR Shareholder to receive any certificate representing GSV Shares shall be deemed to be surrendered to GSV, together with all dividends, distributions or cash payments thereon held for such JKR Shareholder.

5.5	Lost Certificates

In the event any certificate, which immediately before the Effective Time represented one or more JKR Shares that were exchanged pursuant to Section 3.1 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing the GSV Shares deliverable in accordance with such holder’s JKR Transmittal Letter.  When authorizing such issuances in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing GSV Shares are to be issued or delivered will, as a condition to the issuance thereof, give a bond satisfactory to GSV and its transfer agent in such sum as GSV may direct and otherwise provide GSV with a satisfactory indemnify against any claim that may be made against it or JKR with respect to the certificate alleged to have been lost, stolen or destroyed.

5.6	Warrant Certificates

GSV shall not issue replacement certificates representing GSV Agent Warrants or GSV Special Warrants upon completion of the Arrangement. After the Effective Date, certificates formerly representing JKR Agent Warrants and JKR Special Warrants shall be deemed to represent GSV Agent Warrants and GSV Special Warrants, as the case may be, on the same terms as the then existing JKR Agent Warrants and JKR Special Warrants.

Article 6
AMENDMENTS AND WITHDRAWAL

6.1	Right to Amend

JKR and GSV reserve the right to amend, modify and/or supplement this Plan from time to time at any time prior to the Effective Time; provided that, any such amendment, modification or supplement must be contained in a written document that is:

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(a)	agreed to by GSV and JKR;

(b)	filed with the Court and, if made following either the JKR Meeting or the GSV Meeting, approved by the Court; and

(c)	communicated to JKR Securityholders in the manner required by the Court (if so required).

6.2	Amendment Before Meetings

Any amendment, modification or supplement to this Plan may be proposed by the Parties at any time prior to or at the JKR Meeting; provided that, GSV and JKR shall have consented thereto with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the JKR Meeting (other than as may be required under the Interim Order), shall become part of this Plan for all purposes.

6.3	Amendment After Meetings

Any amendment, modification or supplement to this Plan which is approved by the Court following the Meetings shall be effective only:

(a)	if it is consented to by GSV and JKR; and

(b)	if required by the Court or applicable law, it is consented to by the JKR Securityholders.

6.4	Administrative Amendments

Any amendment, modification or supplement to this Plan may be made by JKR and GSV without approval of the JKR Securityholders provided that it concerns a matter which, in the reasonable opinion of JKR and GSV, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of JKR Securityholder or GSV Shareholder.

6.5	Withdrawal

This Plan may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Article 7
TERMINATION

7.1	Termination

This Plan will automatically terminate and be of no further force and effect upon the termination of the Arrangement Agreement in accordance with its terms.

Article 8
FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

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